CONTRACT OF SALE

EMBASSY INDUSTRIES, INC.,

Seller

-with-

J. D'ADDARIO & COMPANY, INC.,

Purchaser

Premises:	300 Smith Street Farmingdale, New York 11735

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York 11554

CONTRACT dated as of January 13, 2006, by and between EMBASSY INDUSTRIES, INC., a New York Corporation, having its principal office at 300 Smith Street, Farmingdale, New York 11735 (“Seller”), and J. D'ADDARIO & COMPANY, INC., a New York corporation, having its principal office at 595 Smith Street, Farmingdale, New York 11735 (“Purchaser”).

WITNESSETH:

WHEREAS, Seller owns a parcel of land with the improvements erected thereon, as follows:

being in Farmingdale, Town of Babylon, County of Suffolk, State of New York; known by the street address 300 Smith Street, Farmingdale, New York; and designated as District 100; Section 5; Block 1; Lot 11 on the Land and Tax Map of Suffolk County, as more particularly described on Schedule A annexed hereto (the “Property”);

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, the Premises (as hereinafter defined) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants, the parties hereby covenant and agree as follows:

SECTION 1
SALE OF PREMISES AND ACCEPTABLE TITLE

1.1  Seller shall sell to Purchaser and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth herein: (a) the Property, (b) all buildings (the “Buildings”) and improvements, if any, situated thereon (collectively, the “Improvements”) (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Property to the center line thereof and to any unpaid award for any taking thereof by condemnation, or any damage to the Property by reason of a change of grade of any street or highway; (d) the appurtenances, (e) all right, title and interest of Seller, if any, in and to the fixtures equipment and other personal property attached to the Buildings and/or listed on Schedule B attached hereto; (f) all right, title and interest of Seller, if any, to all leases, licenses and other occupancy agreements presently or hereinafter entered into covering or affecting the Property together with any security deposit(s) held by Seller pursuant thereto; and (g) all licenses, permits certificates and the like pertaining to the ownership, use and occupancy of the Property (collectively, the “Personal Property”). The Property, the Improvements, the Personal Property and the other interests being sold and purchased as provided in this subsection 1.1 are referred to, collectively, as the “Premises”.

1.2  A. Seller shall convey and Purchaser shall accept fee simple title to the Premises in accordance with the terms of this Contract, subject only to (a) the matters (“Permitted Exceptions”) set forth in Schedule C attached to and made a part of this Contract and such other matters as Purchaser has agreed to take subject to, or is deemed to have taken subject to, and (b) such other matters as any reputable title insurance company licensed to do business in the State of New York (the “Title Company”) shall be willing, without special premium, to omit as exceptions to coverage or to except with insurance against collection out of, or enforcement against the Premises

B.  Within twenty (20) days after the date of this Contract, Purchaser shall deliver to Seller’s attorneys, a title commitment (the “Title Commitment”) from the Title Company. In the event the Title Commitment sets forth exceptions to title to which Purchaser objects which are not set forth on Schedule C (a “Title Defect”), Purchaser shall notify Seller within ten (10) days thereafter of the Title Defect. Delivery of a title report to Seller shall satisfy Purchaser's obligations hereunder.

C.  Seller shall be entitled to a reasonable adjournment of the Closing Date up to sixty (60) days, in order to give Seller an opportunity to remove any Title Defect, however, Seller shall not be required to bring any action or proceeding or otherwise incur any expense in excess of $37,500.00 to remove any Title Defect. The existence of any taxes, liens, or encumbrances, other than the Permitted Exceptions, shall not be objections to title if properly executed instruments necessary to satisfy the same are delivered to the Title Company at or before the Closing, together with recording and filing fees, if any, so that the Title Company may omit such taxes, liens, or encumbrances from its schedule of exceptions to title. If the Premises or any part thereof is subject to any lien, the amount of which has not been fixed, the same shall not be a Title Defect provided the Title Company shall insure Purchaser against collection of such lien from the Premises or from Purchaser.

D.  In the event there exists any Title Defect which Seller is unable to cure as described in paragraph (C) above at the time of Closing, Purchaser shall have the option of (i) closing title, notwithstanding such Title Defect, without any abatement of the Purchase Price, or (ii) canceling this Contract by written notice to Seller within ten (10) days after Purchaser receives written notice from Seller that it will be unable or unwilling to cure such Title Defect. In the event Purchaser elects to cancel this Contract by reason of the foregoing, the Downpayment (as hereinafter defined in Section 15) shall be returned promptly to Purchaser and neither party under this Contract shall have any further obligation to the other, except that Purchaser and Seller shall continue to remain liable under the provisions of subsection 3.3.D & E, Section 12 and subsection 16.1 hereof.

1.3  Responsibility for Violations.

A. Except as provided herein, all notes or notices of violations of law or governmental ordinances, orders or requirements which were noted or issued prior to the date of this Contract by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Premises shall be removed by or complied with by Seller. If such removal or compliance has not been completed prior to the Closing, and the reasonable value is less than $25,000.00, Seller shall pay to Purchaser at the Closing the reasonably estimated unpaid cost to effect or complete such removal or compliance, and Purchaser shall be required to accept title to the Premises subject thereto. All such notes or notices of violations noted or issued on or after the date of this Contract shall be the sole responsibility of Purchaser.

B.  If required, Seller, upon written request by Purchaser, shall promptly furnish to Purchaser written authorizations to make any necessary searches for the purposes of determining whether notes or notices of violations have been noted or issued with respect to the Premises.

SECTION 2
PURCHASE PRICE AND DOWNPAYMENT

2.1  The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the Premises is SIX MILLION FIVE HUNDRED THOUSAND AND 00/100 ($6,500,000.00) DOLLARS.

2.2  Upon execution of this Contract, Purchaser shall pay to Seller SIX HUNDRED FIFTY THOUSAND AND 00/100 ($650,000.00) DOLLARS, by check, subject to collection, payable to the order of, or by wire transfer to, CERTILMAN BALIN ADLER & HYMAN, LLP, AS ATTORNEY (the “Escrow Agent”), who shall hold and disburse the proceeds and interest earned thereon, if any, (the “Downpayment”) in accordance with the provisions of Section 15 hereof.

2.3  On the Closing Date (as such term is defined herein), Purchaser shall pay to Seller or its designees the balance of the Purchase Price, in the amount of FIVE MILLION EIGHT HUNDRED FIFTY AND 00/100 ($5,850,000.00) DOLLARS, after receiving credit for the Downpayment.

2.4  All sums which are to be paid to Seller under this Contract shall be paid by unendorsed certified or cashier’s checks drawn on a bank which is a member of the New York Clearinghouse, or by wire transfer. Upon two (2) days’ oral notice from Seller, Purchaser shall deliver separate checks at Closing or make separate wire transfers in the number and amounts requested by Seller as designated in such notice.

SECTION 3
INVESTIGATION PERIOD AND CLOSING DATE

3.1  A. Purchaser shall have a period of forty-five (45) days from the date hereof (the “Investigation Period”) within which it may conduct investigations and studies concerning the Premises. (Such investigations and studies are hereinafter referred to as the “Purchaser’s Investigation Period Permitted Activities”). Any report prepared by a party other than Purchaser in performing such investigations shall hereinafter be referred to as a “Report”. Purchaser’s Investigation Period Permitted Activities shall be performed pursuant to the provisions of subsection 3.2 below.

B.  During the Investigation Period, Purchaser shall have the opportunity to thoroughly inspect the Premises which inspection may include, but shall not be limited to (i) an environmental survey and/or assessment to determine the existence of pollutants and/or contaminants and/or hazardous and/or toxic substances, materials and/or chemicals as defined in Environmental Laws (defined in subsection 16.2) (hereinafter referred to collectively or individually as “Hazardous Substances”), (ii) inspection of underground storage tanks, (iii) compliance with all applicable laws, statutes, rules and regulations imposed by any relevant governmental authority having jurisdiction over the Premises, (iv) storm water drain tests and soil borings; and (v) all other matters reasonably affecting or reasonably related to the transaction as may be appropriate.

C.  If, at or prior to the expiration of the Investigation Period, Purchaser shall not be fully satisfied, in Purchaser’s reasonable discretion, as to the suitability of the Premises and all factors concerning same, then, in such event, Purchaser shall have the right to cancel this Contract by notice to Seller on or before the last day of the Investigation Period (such date hereinafter referred to as the “Investigation Period Notice Date”). In such event, any Report prepared in connection therewith shall be delivered to Seller. Any notice purporting to cancel this Contract pursuant to the provisions of this subsection 3.1C after the Investigation Period Notice Date shall be void and of no force and effect. In the event Purchaser cancels this Contract, as provided herein, the sole liability of Seller shall be to cause the Escrow Agent to refund the Downpayment within ten (10) days after receipt of Purchaser’s cancellation notice and all Reports. Upon such reimbursement, this Contract shall be null and void and the parties hereto shall be relieved of all further obligations and liabilities other than any arising under subsection 3.2D and Section 12 hereof.

D.  In the event Purchaser does not cancel this Contract as provided in subsection 3.1C, then, in such event, Seller and Purchaser shall proceed with the transaction contemplated herein in accordance with the terms hereof.

3.2  A. “Purchaser’s Investigation Period Permitted Activities” shall be performed and conducted at Purchaser’s sole cost and expense and in all respects in a commercially reasonable manner by Purchaser, its employees, agents, and independent contractors. In connection with the foregoing, and for the purpose of conducting and performing Purchaser’s Permitted Activities, Purchaser and its employees, agents, and independent contractors shall have the right and license, during the Investigation Period, to enter onto the Premises as described in section 3.2B below.

B.  In order to obtain entry to the Premises where necessary to perform Purchaser’s Investigation Period Permitted Activities, Purchaser and its employees, agents, and independent contractors and representatives shall notify by telephone, Joseph Giacalone, a representative of Seller, at (631) 694-1800, of the identity of each of the parties intending to enter the Premises and the approximate period of time during which they will be located on the Premises. Seller shall coordinate each and every entry by Purchaser and/or its agents upon the Premises. In the event Purchaser's investigation determines that environmental remediation is required, Seller agrees to pay for remediation in an amount not to exceed $25,000.00 or, alternatively, credit Purchaser at closing an amount not to exceed $25,000.00.

C.  Prior to any entry upon the Premises to conduct any inspection, Purchaser shall furnish, or cause its contractors or agents to furnish, to Seller, evidence of insurance insuring Seller from and against liability resulting from injury to or death of any person or persons and damage to or destruction of property, in an amount not less than THREE MILLION ($3,000,000.00) DOLLARS, combined single limits.

D.  Purchaser shall indemnify, protect, save, defend and hold forever harmless Seller from and against all liabilities, obligations, claims, damages, judgments, awards, penalties, costs, and expenses including, without limitation, reasonable attorney’s fees and court costs at all levels of proceedings, which Seller may incur, suffer or sustain, or for which Seller may become obligated or liable by reason of any act or omission on the part of Purchaser, its employees, agents, and/or independent contractors in the performance of conduct of Purchaser’s Investigation Period Permitted Activities or by reason of any injury to or death of persons or loss of or damage to property in connection with, or as a result of, any such entry or entries upon or use of the Premises by Purchaser, its employees, agents, and/or independent contractors in connection with Purchaser’s Investigation Period Permitted Activities or as a result of any liens for labor or services performed and/or materials furnished by or for the account of Purchaser in respect of the Premises. In the event this Contract terminates for any reason, Purchaser shall also be obligated to restore the Premises to the condition in which it existed prior to the commencement of Purchaser’s activities thereon. The provisions of this subsection 3.2D shall survive any termination of this Contract.

3.3  Except as otherwise provided in this Contract, the closing of title pursuant to this Contract (the “Closing”) shall take place at the office of Seller’s counsel or the office of counsel to Purchaser’s lending institution, if any, on or about June 1, 2006. (The actual date of the Closing is hereinafter referred to as the “Closing Date”).

SECTION 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller warrants and represents to Purchaser as of this date and at Closing as follows:

4.1  Except with respect to the Lending Agreements, as such term is hereinafter defined, neither the execution of this Contract nor the consummation by Seller of the transactions contemplated by this Contract will (a) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default, or result in a termination of, any agreement or instrument to which Seller is a party, (b) violate any restriction to which Seller is subject, or (c) result in the creation of any lien, charge or encumbrance upon the Premises or any part thereof.

4.2  Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York, authorized to conduct business in the State of New York, and is the sole owner of the Premises.

4.3  Except with respect to the Lending Agreements as such term is hereinafter defined, Seller has all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all consents which are necessary to authorize or enable it to execute and deliver this Contract and to consummate the transactions contemplated in this Contract. The individual executing this Contract on Seller’s behalf has been duly authorized and is empowered to bind Seller to this Contract.

4.4  Seller has not filed for relief as a debtor under any state receivership laws or federal bankruptcy laws.

4.5  Seller has no actual knowledge of any assessment payable in annual installments, or any part thereof, which has become a lien on the Premises.

4.6  Seller is not a "foreign person" as defined in the Internal Revenue Code Withholding Section.

4.7  Seller has no actual knowledge of any action or proceeding or governmental investigation pending or threatened against or relating to Seller or the Premises.

4.8  Seller has not received written notice of any condemnation or taking of the Premises and has no knowledge of any pending or threatened condemnation or taking.

4.9  To Seller's knowledge, there are no management, service, equipment, supply, security, maintenance, concession or other agreements with respect to or affecting the Premises (herein collectively called "Service Agreements") which cannot be cancelled prior to Closing.

4.10  To the best of Seller's knowledge, there is (i) no litigation, proceeding or investigation pending against or affecting Seller or the Premises that might affect or relate to (a) the validity of this Contract, (b) any action taken pursuant hereto, or (c) the Premises or any part or the operation thereof, whether or not fully covered by insurance, (ii) no mechanic's lien against the Premises, and no work has been performed or is otherwise in progress on the Premises by or on behalf of Seller that could result in a mechanic's lien being filed against the Premises.

4.11  Seller and Seller's employees and agents have not entered into any contracts for improvements to the Premises which will not be fully completed and fully paid for prior to Closing.

4.12  Seller represents that the present real estate taxes are $105,129.02, and that there is no exemption or abatement.

4.13  Seller represents that, to the best of its knowledge, Certificates of Occupancy, or their equivalent, have been issued for all structures on the Premises and that it has not made any additions or alterations to the Premises that would require additional Certificates from the municipality.

4.14  Seller represents that the Premises are serviced by a municipal water authority.

4.15  Seller warrants and represents that the septic system will be in working order at Closing and that they have not experienced any septic backups within the past three (3) months.

4.16  Seller has received no notice from any governmental authority concerning a potential hazardous environmental condition affecting the Premises.

SECTION 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1  Purchaser warrants and represents to Seller that as of the date hereof and at Closing:

Neither the execution of this Contract nor the consummation by Purchaser of the transaction contemplated by this Contract will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default, or result in a termination of, any agreement or instrument to which Purchaser is a party, (ii) violate any restriction to which Purchaser is subject or (iii) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, judgment, rule, decree or order.

5.2  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

5.3  Purchaser has all requisite authority, has taken all actions required by its organizational documents and applicable law, and has obtained all consents which are necessary to authorize or enable it to execute and deliver this Contract and to consummate the transactions contemplated in this Contract. The individuals executing this Contract on Purchaser’s behalf have been duly authorized and are empowered to bind Purchaser to this Contract.

SECTION 6
INTENTIONALLY OMITTED

SECTION 7
CONDITIONS PRECEDENT

7.1  Purchaser’s obligation to close title pursuant to the terms of this Contract is subject to and conditioned upon the following:

A. Each of the representations and warranties made by Seller in Section 5 hereof being true and complete in all material respects on the Closing Date as if made on and as of such date. At the Closing, Seller shall deliver to Purchaser a certification to this effect; and

B.  Seller shall have performed all obligations which it is required to perform pursuant to the provisions of this Contract.

7.2  Seller’s obligation to consummate the sale of the Premises pursuant to the terms of this Contract is subject to and conditioned upon the following:

A. Each of the representations and warranties made by Purchaser in Section 5 hereof being true and complete on the Closing Date as if made on and as of such date. At the Closing, Purchaser shall deliver to Seller a certification to this effect.

B.  Purchaser shall have performed all obligations which it is required to perform pursuant to the provisions of this Contract.

7.3  Seller covenants that between the end of the Investigation Period and the Closing:

A. Seller shall not modify or amend any existing contracts regarding the operation and maintenance of the buildings (“Service Contract”) or enter into any new service contract unless the same is terminable without penalty by the then owner of the Premises upon not more than thirty (30) days’ notice. Nothing herein contained shall impair Seller’s rights to enter into or extend or modify a Service Contract during the Investigation Period.

B.  Seller shall maintain in full force and effect until the Closing, all insurance policies on the Premises which exist as of the date of the Contract.

C.  No fixtures, equipment or personal property included in this sale shall be removed from the Premises unless the same are replaced with similar items of at least equal quality prior to the Closing.

SECTION 8
SELLER’S CLOSING OBLIGATIONS

At the Closing, Seller shall deliver the following to Purchaser:

8.1  A statutory form of Bargain and Sale Deed With Covenants, containing the covenant required by Section 13 of the Lien Law, and properly executed in proper form for recording so as to convey to Purchaser fee simple title to the Premises, subject only to the Permitted Exceptions.

8.2  A form TP-584 duly executed by Seller, a New York State Equalization Form (RP-5217) executed by Seller, and any other instruments, affidavits and/or tax returns as are customarily executed by the seller of an interest in real property in connection with the recording of a deed.

8.3  The Service Contracts, which shall be initialed by Purchaser, to the extent same are assignable by Seller to Purchaser.

8.4  To the extent they are then in Seller’s possession and not posted at the Premises, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction.

8.5  An assignment to Purchaser, without recourse or warranty, of all of the interest of Seller in those Service Contracts, insurance policies, certificates, permits and other documents to be delivered to Purchaser at the Closing which are then in effect and are assignable by Seller to Purchaser.

8.6  A Non-foreign affidavit with respect to Seller as required by IRC Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations issued thereunder, and Purchaser shall not deduct or withhold any portion of the Purchase Price pursuant to Section 1445 of the Code.

8.7  Such affidavits as the Title Company may reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same or similar to Seller’s name; and other documents as the Title Company may reasonably require.

8.8  Seller shall not be required to close title hereunder unless and until Seller and/or its affiliates receive written approval of the sale from its lenders pursuant to the terms of various credit line loans and guarantees (collectively, the "Lending Agreements"). Seller, and/or its affiliates, shall diligently pursue such approvals upon execution of this Contract. If Seller and/or its affiliates is unable to obtain the approvals within thirty (30) days from the date hereof, this Contract shall automatically terminate and the Downpayment shall be refunded to Purchaser unless the parties hereto agree to extend Seller's time within which to obtain the approvals. In the event this Contract is terminated by reason of this Section, Seller shall reimburse Purchaser for any out-of-pocket costs incurred during the Investigation Period, including but not limited to net title costs, survey costs and Phase I fee and legal fees up to $5,000.00.

8.9  Checks to the appropriate officers in payment of all applicable real property transfer taxes and copies of any required tax returns therefor executed by Seller, unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof.

8.10  To the extent that they are then in Seller’s possession, copies of current maintenance and payroll records. Seller shall make all other Building and tenant files available to Purchaser for copying.

8.11  A resolution of Seller authorizing the sale and delivery of the deed and setting forth facts showing that the transfer complies with all applicable law and delivery of the certification referred to in subsection 7.2(A).

8.12  Letter authorizing the Escrow Agent to disburse the Downpayment to Seller.

8.13  A Bill of Sale for the Personal Property.

8.14  All keys to any portion of the improvements at the Premises, codes for any alarm systems, combinations and/or keys to vaults, if any, and all warranties and guaranties, plans and specifications, and all files (including, without limitation, leasing files) relation to the Premises in Seller's possession. At Purchaser's request, Seller shall execute and deliver to Purchaser at Closing an assignment of all warranties and guaranties Seller has with respect to the Premises.

8.15  All plumbing (including water supply and septic systems, if any) heating and air conditioning, if any, electric and mechanical systems, equipment and machinery in the building(s) located on the property being in working order as of the date of Closing.

8.16  The Premises and all building(s) and improvements comprising a part thereof in broom clean condition, vacant and free of leases or tenancies and roof free of leaks.

8.17  A valid and subsisting Certificate of Occupancy or other required certificate of compliance, or evidence that none was required, covering the building and all improvements presently located on the property, and authorizing its use as a commercial building at the date of Closing.

SECTION 9
PURCHASER’S CLOSING OBLIGATIONS

At the Closing, Purchaser shall:

9.1  Deliver the balance of the Purchase Price, subject to adjustment as provided in this Contract, by immediately available federal funds transferred by wire to such account(s) in such bank(s) as Seller shall designate; or by certified or official bank check(s) to Seller and/or its designees, at Seller’s option.

9.2  Deliver to Seller, a letter authorizing the Escrow Agent to disburse the Downpayment to Seller.

9.3  Deliver to Seller the certification referred to in subsection 7.2A.

9.4  Deliver to Seller a form 1099B completed by Purchaser.

9.5  Cause the deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing.

9.6  Deliver to Seller such other documents as are required by this Contract to be delivered by Purchaser or as reasonably requested by Seller in order to effectuate the provisions of this Contract.

9.7  Execute and deliver to seller an assumption of Service Contracts, if any.

SECTION 10
APPORTIONMENTS AND OTHER PAYMENTS

10.1  The following apportionments shall be made between the parties at the Closing as of the close of business on the day immediately prior to the Closing Date:

A. real estate taxes, water charges and sewer rents, if any, on the basis of the lien period for which assessed, except if there is a water meter on the Premises, apportionment at Closing shall be based on the last available reading, subject to adjustment after Closing when the next reading is available;

If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be based upon the tax rate for the immediately preceding period applied to the latest assessed valuation. Installments for assessments noted against the Premises prior to Closing shall be the responsibility of the Seller;

B.  value of fuel stored on the Premises, if any, at the price then charged by Seller’s supplier, including any taxes;

C.  charges under any transferrable Service Contracts;

D.  insurance premiums on transferrable insurance policies which are being assigned to Purchaser or permitted renewals thereof;

E.  any other sums required to be paid by either party to the other at the Closing pursuant to the provisions of this Contract.

10.2  In the event the net apportionment or payment is required to be made by Purchaser, the amount due shall be added to the payment due at the Closing and paid either by wire transfer or by certified check or official bank check; or, in the event the net apportionment or payment is required to be made by Seller, the amount due shall be applied, as a credit against the amount due at the Closing.

10.3  The parties hereto agree that any errors or omissions in computing apportionments at the Closing shall be corrected promptly after discovery, but in no event later than six (6) months after the Closing.

10.4  Seller shall pay the New York State transfer tax on the deed of conveyance. Purchaser shall pay the following costs: any transfer taxes imposed upon a Purchaser by statute, the title insurance premium and the services charged by the Title Company (if any), the cost of all recording charges in connection with the Closing other than charges incurred to record documents in connection with the clearing of title by Seller pursuant to this Contract (which recording charges shall be paid by Seller), except as otherwise provided herein.

10.5  To the extent that Purchaser requests an assignment to its lender of any existing mortgage(s) encumbering the Premises, Seller shall receive as a credit from Purchaser, one half of the saving on the mortgage recording taxes. Notwithstanding the foregoing, Seller may refuse to permit any such existing mortgage to be assigned unless Seller and any guarantor is released from any and all obligations under the note, mortgage and any other instruments(s) comprising the loan documents, in form satisfactory to Seller

10.6  The provisions of this Section 10 shall survive the Closing in accordance with the terms hereof.

SECTION 11
TERMINATION AND REMEDIES

11.1  A. In the event that on the Closing Date or after any permitted adjournment of the Closing Date, any of Seller’s representations or warranties contained herein are untrue in any material respect or if Seller shall have failed to have performed any material covenant and/or agreement contained herein which is to be performed by Seller, or if any of the conditions precedent to Purchaser’s obligation to consummate the transactions contemplated hereby shall have failed to occur, Purchaser may, at its option (i) terminate this Contract by giving written notice of termination to Seller, in which event Purchaser shall receive a refund of the Downpayment and neither party under this Contract shall have any further obligation to the other, or (ii) close title to the Premises without any abatement of the Purchase Price, in which event Purchaser shall be deemed to have waived any rights it may have had on account of such untruth, failure to perform or failure to occur. In the event Seller is unable to convey title in accordance with the terms of this Agreement, Seller shall pay Purchaser's net cost of examining title and the costs for a survey.

B. If the Closing does not occur as a result of the default of Seller, Purchaser shall be entitled to the right to exercise all of its legal and equitable remedies, including, without limitation, an action for specific performance and shall also be entitled to have the Downpayment and interest thereon deposited in Court, pending Purchaser's action for specific performance. In the alternative, Purchaser may elect to have the Downpayment and interest refunded together with the cost of Purchaser's survey and title examination and declare this Agreement null and void.

11.2  If Purchaser defaults, the entire damages which Seller will thereby sustain cannot be exactly determined; therefore, it is agreed that in the event of any default by Purchaser, all amounts paid by Purchaser as a deposit pursuant to this Contract shall be considered as liquidated damages for such failure or refusal of Purchaser to consummate this transaction or for any non-compliance, non-performance, breach or default by Purchaser, and shall become the exclusive property of, and be permanently retained by Seller as Seller’s sole remedy and Purchaser’s sole obligation in any and all events. Provided, however, that Seller shall provide Purchaser with ten (10) days written notice to cure any default or failure to comply with the terms of this Agreement. Seller shall retain such amounts as liquidated damages and no further rights or causes of action shall remain against Purchaser, nor shall Purchaser have any further rights under this Contract or otherwise, with respect to Seller, except that Purchaser and Seller shall continue to remain liable under the provisions of subsection 3.2D and Section 12 hereof.

SECTION 12
BROKER

12.1  Seller and Purchaser each represent and warrant to the other that no broker, finder or similar persons other than OXFORD & SIMPSON REALTY, INC. and SUTTON & EDWARDS, INC., (“Broker”) was involved in or connected with this transaction. Purchaser further represents that no broker, finder or similar person other than Broker brought the Premises to the attention of Purchaser. Purchaser and Seller each hereby indemnify and agree to defend, save and hold the other harmless of and from all loss, cost, liability and expense, including, without limitation, reasonable attorneys’ fees, which may be incurred by the other in connection with any claim for commission or other compensation, whether based on a claim of brokerage, or based on a contract, quasi-contract or tort, which may be made by any person, firm or corporation other than Broker who claims to have dealt with Seller or Purchaser, as the case may be, in connection with this transaction. Seller shall pay Broker pursuant to a separate agreement between Seller and Broker.

The representations and obligations under this Section 12 shall survive the Closing or, if the Closing does not occur for any reason, shall survive the termination of this Contract.

SECTION 13
NOTICES

13.1  Any notice required to be given hereunder shall be given in writing by depositing such notice in a post-paid wrapper, in an official depository under the exclusive care and custody of the United States Postal Service within New York State, or by Express Mail, Federal Express or messenger service (with proper receipt therefor), addressed to the party at the address hereinabove set forth with a copy of any such notice by a similar method of delivery or by fax transmission (with proper receipt therefor and a copy sent by mail) to the attorney for such party as follows:

IF TO SELLER:	EMBASSY INDUSTRIES, INC. 300 Smith Street Farmingdale, NY 11735 Attention: Joseph Giacalone Tel. (631) 694-1800, ext. 168 Fax (631) 694-1836 E-Mail: jgiacalone&pfina.com

WITH A COPY:	Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11554 Attention: Jodi S. Hoffman, Esq. Tel. (516) 296-7058 Fax (516) 296-7111 E-Mail: jhoffman@certilmanbalin.com

IF TO PURCHASER:	J. D'ADDARIO & COMPANY, INC. Mr. Rob Dodaro, Chief Financial Officer PO Box 290 Farmingdale, New York 11735 Tel. (631) 429-3254 Fax (631) E-Mail: rob.dodaro@daddario.com

WITH A COPY:	Mark A. Cuthbertson, Esq. 434 New York Avenue Huntington, New York 11743 Tel. (631) 351-3501 Fax (631) 614-4314 E-Mail: mcuthbertson@cuthbertsonlaw

Any notice hereunder may be given by the attorney for a party and shall have the same force and effect as if given by the party. Either party may by notice change the address at which notices are to be given hereunder. Notices shall be deemed given upon receipt or first refusal thereof.

SECTION 14
CONDEMNATION AND CASUALTY

14.1  In the event of condemnation of the Premises or any portion thereof, between the date hereof and the Closing Date, which would materially interfere with or adversely affect the Premises, Purchaser shall have the option to terminate this Contract by written notice to Seller, in which event the sole liability of Seller shall be to cause the Escrow Agent to refund the Downpayment to Purchaser. Upon such reimbursement, this Contract shall be null and void and the parties hereto shall be relieved of all further obligations and liabilities other than any arising under subsection 3.2, Section 12 and subsection 16.1 hereof. In the event there is a condemnation and Purchaser does not elect to terminate this Contract, Seller shall assign to Purchaser any condemnation award it may be entitled to receive and Seller and Purchaser shall proceed with the transaction contemplated herein in accordance with the terms hereof.

14.2  With respect to a casualty at the Premises, the provisions of Section 5-1311 of the General Obligations Law shall apply to the sale and purchase provided for in the Contract.

SECTION 15
ESCROW OF DOWNPAYMENT

15.1  Escrow Agent shall hold the proceeds of the checks delivered to Escrow Agent for the Initial Payment and the Additional Payment, in escrow, in an interest-bearing account maintained at North Fork Bank, located at 275 Broad Hollow Road, Melville, New York 11747.

15.2  The Downpayment shall be held by the Escrow Agent until the Closing or sooner termination of this Contract and Escrow Agent shall pay over the interest or income earned thereon, if any, to the party entitled to the Downpayment. The party receiving such interest or income shall pay any income taxes due thereon. If for any reason the Closing does not occur pursuant to the provisions of this Contract and either party makes a written demand upon Escrow Agent, in the manner required for notices, for payment of the Downpayment, then Escrow Agent shall give written notice, in accordance with the provisions of subsection 13.1 to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment of the Downpayment pursuant to the aforesaid demand within ten (10) days after the delivery of such notice by Escrow Agent, Escrow Agent is hereby authorized to make such payment in accordance with the aforesaid demand. If Escrow Agent receives written objection from the other party to the proposed payment of the Downpayment pursuant to the aforesaid demand within such ten (10) day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold the Downpayment until otherwise directed by written instructions from Seller and Purchaser or a final judgment of a court of competent jurisdiction. Escrow Agent, however, shall have the right at anytime to deposit the Downpayment with the Clerk of any Court of competent jurisdiction in the State of New York, and Escrow Agent shall give written notice of such deposit to the Seller and the Purchaser, and upon such deposit being made, Escrow Agent shall be discharged from all obligations and responsibilities hereunder. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent may act upon any writing believed by it in good faith to be genuine and to be signed and presented by the proper person and the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, or in willful disregard of this Contact or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify, defend and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence. If the Downpayment shall not earn any interest, or no interest be paid thereon by reason of the withdrawal of the proceeds, or part thereof, under the provisions of this Contract or before interest shall be earned or credited, or during any period of reasonable delay in opening an account, Escrow Agent shall not be liable by reason thereof. Notwithstanding anything contained herein to the contrary, Escrow Agent may represent Seller as Seller’s counsel in any action, suit or other proceeding between Seller and Purchaser or in which Seller and Purchaser may be involved. Escrow Agent shall have no duties or responsibilities except as set forth herein. Escrow Agent shall not be bound by any modification of the Contract unless the same is in writing and signed by Purchaser and Seller and, if Escrow Agent’s duties hereunder are not affected, unless Escrow Agent shall have given prior written consent thereto. The provisions relating to the indemnification of Escrow Agent shall survive the Closing or, if the Closing does not occur for any reason, shall survive the termination of this Contract.

SECTION 16
DISCLAIMER: RELEASE OF CLAIMS

16.1  A. Purchaser agrees to and shall defend, indemnify and hold harmless Seller, its members, employees, officers, directors, agents, brokers and contractors from and against any and all claims, demands, causes of action, judgments, losses, damages, liabilities, costs and expenses (including attorneys’ fees whether suit is instituted or not), whether known or unknown, liquidated or contingent (collectively, “Claims”), created by (1) any Hazardous Substances on or from the Premises, or costs of responding to such a release or threat of release, created subsequent to Closing; (2) any action under any Environmental Laws for acts or conditions created subsequent to Closing; or (3) any action for property damage or personal injury, including but not limited to actions alleging health effects from exposure to Hazardous Substances or any other material contained on or released from the Premises subsequent to Closing.

B.  Purchaser shall defend, indemnify and hold harmless Seller from and against all claims created from or as a result of the death of a person or any accident, injury, loss, or damage whatsoever caused by any person or to the property of any person that shall occur on or adjacent to the Premises to the extent directly or indirectly caused by any acts done thereon or any errors or omissions of Purchaser or its agents, brokers, servants, employees, invitees or contractors.

If any claim, action or proceeding is made or brought against Seller by reason of any event that is the subject of the indemnity described in this subsection 16.1, Seller may engage its own attorneys to defend the action or to assist in Seller’s defense and Purchaser shall pay the reasonable fees and disbursements of such attorneys.

16.2  Without limiting the provisions of subsection 16.1, Purchaser, for itself, its heirs, grantees, successors and assigns, if any, does hereby release, acquit and forever discharge Seller, any of its affiliates, parent corporations and predecessors, its present and former officers, employees, agents, brokers, contractors and attorneys from any and all Claims (whether known or unknown, contingent or liquidated, in contract or in tort or pursuant to any other theory) created from or related to any conditions affecting the Premises created subsequent to Closing or result from acts or omissions of Purchaser during the Investigation Period. This release includes but is not limited to all claims, fines, penalties, demands and causes of action for personal injuries, breach of contract, failure of representations and warranties, loss of consortium and services, damage to real property, damage to personal property, damage to improvements or fixtures, illness, death, medical expenses, expenses of monitoring and testing, prejudgment interest, punitive damages, violations of Environmental Laws, attorneys’ fees and any and all other losses and damages of every kind or character that are created subsequent to Closing or resulting from acts or omissions of Purchaser during the Investigation Period . The release set forth in this subsection 16.2 specifically includes any Claims under any Environmental Laws. “Environmental Laws” includes the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§7401 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 1101 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ l36 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 3001 et seq.), as any of the same maybe amended from time to time, and any other federal law or any state or local law, and any regulations, orders, rules, procedures, guidelines and the like promulgated in connection therewith, regardless of whether such laws and/or regulations are in existence at the time this Contract is executed.

16.3  The provisions of this Section 16 shall survive the Closing or, if the Closing does not occur for any reason, shall survive the termination of this Contract.

SECTION 17
CONDITION OF PREMISES

17.1  A. Purchaser acknowledges that it has fully examined the Premises or will, if applicable, have fully examined the Premises during the Inspection Period and is purchasing the Premises in an “as is” condition and specifically and expressly without any warranties, representations or guarantees, from or on behalf of the Seller and its agents. Purchaser has not relied, and is not relying, upon any information, document, sales brochures or other literature, maps or sketches, projection, proforma, statement, representation, guarantee or warranty (whether express or implied, or oral or written, or material or immaterial) that may have been given by or made by or on behalf of the Seller.

B.  Purchaser hereby acknowledges that it shall not be entitled to, and should not, rely on Seller or its agents as to: (i) the quality, nature, adequacy or physical condition of the Premises including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewerage or utility systems, facilities or appliances at the Premises, if any (except as otherwise set forth in Sections 8.15 and 8.16); (ii) the quality, existence, nature, adequacy or physical condition of soils, sub-surface support or ground water at the Premises; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Premises; (iv) the existence, quality, nature or adequacy of any ability to access utilities, including, but not limited to, electricity, natural gas, water and sewer; (v) the existence, quality, nature, adequacy, physical condition, or ability to access any rights of way or roads of any kind; (vi) the development potential of the Premises, its habitability, merchantability or fitness, suitability or adequacy of the Premises for any particular purpose; (vii) the zoning classification, use or other legal status of the Premises; (viii) the existence, applicability, quality or nature of any setback requirements; (ix) the Premises’ or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions or any governmental or quasi-governmental entity or of any other person or entity; (x) the quality of any labor or materials relating in any way to the Premises; or (xi) compliance with any environmental or occupational protection, pollution, subdivision or land use laws, rules, regulations, orders or requirements including, but not limited to, those pertaining to the handling, generating, treating, storing or disposing of any hazardous waste, material or substance. The provisions of this paragraph shall survive the closing.

SECTION 18
ASSIGNMENT OF CONTRACT

18.1  Purchaser shall not assign this Contract or the rights and obligations hereunder without the prior written consent of Seller, which consent shall not be unreasonably withheld. Provided such consent is given, no such assignment of Purchaser’s interest in this Contract, however, shall be valid or binding upon Seller unless and until (a) a duplicate original thereof, in form satisfactory to Seller, assigning to the assignee all of Purchaser’s right, title and interest in this Contract, including the Downpayment, shall be delivered to Seller and (b) an agreement, in form satisfactory to Seller, in which the assignee shall assume and agree to perform and be bound by all of the terms, covenants and conditions of this Contract, shall be delivered to Seller. The aforesaid documents shall be delivered to Seller within three (3) days of such assignment. Notwithstanding the aforesaid assignment, the obligations of Purchaser named herein under this Contract shall not be discharged, released or impaired by such assignment. For purposes of this paragraph, any transfer of a majority of the beneficial ownership of the Purchaser entity shall be deemed an assignment prohibited hereunder.

Notwithstanding the foregoing, Purchaser shall have the right to assign this Contract to another entity with the same principal(s) as Purchaser or another entity in which Purchaser has a 51% or greater ownership interest.

SECTION 19
TAX DEFERRED EXCHANGE

19.1  Seller may desire to exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder, fee title in the property which is the subject of this Contract. Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the Closing Date.

SECTION 20
MISCELLANEOUS

20.1  If the provisions of any schedule or rider to this Contract are inconsistent with the provisions of this Contract, the provisions of such schedule or rider shall prevail.

20.2  The Section headings are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Contract or any of the provisions hereof.

20.3  This Contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Contract. Neither this Contract nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

20.4  The acceptance of a deed by Purchaser shall be deemed to be a full performance and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Contract, except those, if any, which are herein specifically stated to survive the Closing. No representation, warranty or obligation of either party to this Contract shall survive the delivery of such deed except as otherwise expressly set forth in this Contract.

20.5  This Contract and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns.

20.6  This Contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser to each other.

20.7  In the event of any dispute with respect to the reasonableness of any failure or refusal of Seller to grant its consent or approval or to act reasonably in connection with any provisions of this Contract where Seller has agreed not to unreasonably withhold its consent or approval or has agreed to act in a reasonable manner, Purchaser may, as its exclusive remedy, seek specific performance of such consent or approval or act. In no event, however, will Seller be liable for money damages whatsoever by reason of such actions.

20.8   Seller represents that its Federal Employer Identification Number is _________________; and Purchaser represents that its Federal Employer Identification Number is ________________.

20.9  In the event any portion of this Contract shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Contract and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Contract.

20.10  As used in this Contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

20.11  The parties agree that this Contract shall be governed by, and construed in accordance with the laws of the State of New York.

20.12  This Contract may be executed in any number of counterparts which together shall constitute the agreement of the parties.

20.13  Purchaser shall have a vendee’s lien against the Premises for the amount of the Downpayment, but such lien shall not continue after an uncured default by Purchaser under this Contract. Purchaser agrees that it shall not record this Contract or any memorandum or assignment thereof. Should Purchaser violate the provisions of the foregoing sentence, this Contract, at Seller’s option, shall become null and void, whereupon all rights of the Purchaser shall cease and terminate and Seller shall have the right to retain the Downpayment as and for liquidated damages on account of such default by Purchaser.

20.14  Purchaser and Seller hereby waive trial by jury in any action, proceeding or counterclaim arising out of this Contract, provided such waiver is not prohibited by any laws of the State of New York. Any action or proceeding brought by either party hereto against the other, directly or indirectly, arising out of this Contract, shall be instituted in a court in Suffolk County and all motions in any such action shall be made in Suffolk County. This paragraph shall survive the delivery of the Deed.

20.15  Purchaser shall accept unacknowledged receipts, checks, letters, statements or other proof as to the amount of any liens on the property in the event that said liens are less than the record amounts and similar proof will be acceptable as to the payment of such liens, provided that the Title Company omits any exception as to such liens from Purchaser’s title policy.

20.16  No failure or delay of either party in the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right, or satisfaction of such condition, has expired) shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or any subsequent breach hereof.

20.17  This Contract is completely non-recourse as to Seller, and as such, only Seller’s interest in the Premises shall be subject to execution, attachment or any other claim or proceeding on account of any obligation of Seller hereunder.

20.18  The personal property referred to in this Contract shall be deemed conveyed by the Deed, and no part of the Purchase Price shall be deemed allocated to such personal property.

20.19  This Contract is subject to and conditioned upon the adoption by the Town of Babylon Industrial Development Agency of an Inducement Resolution evidencing the provisions of financial assistance by the Town of Babylon Industrial Development Agency with respect to the property to be acquired under this Contract. Purchaser shall promptly submit its application for the Inducement Resolution and diligently pursue same during the Investigation Period. In the event Purchaser has not received the Inducement Resolution by the last day of the Investigation Period, Purchaser may terminate this Contract by notifying Seller of same before the Investigation Period Notice Date, time being "of the essence". In such event, the sole liability of Seller shall be to cause the Escrow Agent to refund the Downpayment within ten (10) days after receipt of Purchaser's cancellation notice. Upon reimbursement, this Contract shall be null and void and the parties shall be relieved of all further obligations and liabilities, other than any arising under Subsection 3.2D and Section 12 hereof.

BALANCE OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date first above written.

SELLER: EMBASSY INDUSTRIES, INC.

By:	/s/ Richard Horowitz, Pres.
Name: Richard Horowitz
Title: President Date: 1/13/06

PURCHASER: J. D'ADDARIO & COMPANY, INC.

By:	/s/ Robert Dodaro
Name: Robert Dodaro
Title: Chief Financial Officer Date: 1/10/06

Read and Agreed:
For Purposes of §§ 2.2, 2.3 and 15

CERTILMAN BALIN ADLER & HYMAN, LLP

By: /s/ Jodi S. Hoffman
Escrow Agent

SCHEDULE A
LEGAL DESCRIPTION

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEIGN AT PINELAWN, EAST FARMINGDALE, TOWN OF BABYLON, COUNTY OF SUFFOLK AND STATE OF NEW YORK, ON THE EASTERLY SIDE OF SMITH STREET AND MORE PARTICULARLY BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE EASTERLY SIDE OF SMITH STREET, DISTANT 788.25 FEET NORTHEASTERLY AS MEASURED ALONG THE SOUTHERLY AND THEN EASTERLY SIDE OF SMITH STREET FROM THE EXTREME NORTHEASTERLY END OF A LINE HAVING LENGTH OF 28.28 FEET, WHICH SAID LINE CONNECTS THE SOUTHERLY SIDE OF SMITH STREET AND THE EASTERLY SIDE OF NEW HIGHWAY, WHICH SAID POINT OF BEGINNING IS ALSO THE SOUTHWESTERLY CORNER OF THE PREMISES HEREIN DESCRIBED;

RUNNING THENCE ALONG THE SAID EASTERLY SIDE OF SMITH STREET IN AN NORTHERLY DIRECTION AND ALONG A CURVE BEARING TO THE LEFT HAVING A RADIUS OF 110 FEET AN ARC DISTANCE OF 63.04 FEET TO A POINT;

THENCE STILL ALONG THE EASTERLY SIDE OF SMITH STREET, NORTH 4 DEGREES 54 MINUTES 30 SECONDS EAST, 240.49 FEET TO A POINT;

THENCE SOUTH 85 DEGREES 05 MINUTES 30 SECONDS EAST, 575.83 FEET TO A POINT;

THENCE SOUTH 37 DEGREES 12 MINUTES 05 SECONDS WEST, 169.81 FEET TO A POINT;

THENCE SOUTH 02 DEGREES 08 MINUTES 10 SECONDS WEST, 200.18 FEET TO A
POINT;

THENCE NORTH 85 DEGREES 27 MINUTES WEST, 434.90 FEET TO A POINT;

THENCE NORTH 54 DEGREES 20 MINUTES 56 SECONDS WEST, 90.14 FEET TO A POINT IN THE EASTERLY SIDE OF SMITH STREET, THE POINT OR PLACE OF BEGINNING.

FOR INFORMATION ONLY: DISTRICT 0100 SECTION 005.00 BLOCK 01.00 LOT 011.000

SCHEDULE B
PERSONAL PROPERTY

NONE

SCHEDULE C

PERMITTED EXCEPTIONS

a.	Zoning and subdivision laws, regulations and ordinances and landmark, historic or wetlands designation.

b.
State of facts shown on the survey of the Premises made by George R. Haubenreich, dated March 27, 1996 and updated December 27, 2002, and any additional facts as would be shown by an updated survey or which a personal inspection may show provided title is not rendered unmarketable at regular rates.

c.
General real estate taxes and special assessments, water and sewer charges and all other liens and charges of every description which are a lien but are not then due and payable or delinquent or are the subject of apportionment pursuant to Section 10 of this Contract.

d.
Standard printed exceptions contained in the form of fee title policy then issued by the title insurance company insuring the fee title with regard to taxes or assessments which are not shown as existing liens by the records of any taxing authority that levies taxes or assessments on real property or by the public records.

e.	Variations between fences, walls, hedges and the record lines of the Premises.

f.	Rights of utilities, if any, to maintain and operate lines, wires, cables, poles and distribution boxes in, over and upon said Premises.

g.	Covenants, easements, agreements, declarations, licenses and reservations of record, if any, provided the same do not prohibit the present use and maintenance of existing structures on the Premises.